Exhibit 3.7

AMENDMENT TO ARTICLES OF INCORPORATION OF COBIZ INC.

Article I of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

Name

The name of the Corporation is CoBiz Financial Inc.